UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2021 (October 29, 2021)

BUNGE LIMITED

(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-16625 (Commission File Number)	98-0231912 (I.R.S. Employer Identification No.)

1391 Timberlake Manor Parkway Chesterfield, Missouri (Address of principal executive offices)	63017 (Zip code)
(314) 292-2000 (Registrant’s telephone number, including area code)

N.A. (Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, $0.01 par value per share	BG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On October 29, 2021, Bunge Limited Finance Corp. (“BLFC”), a wholly owned subsidiary of Bunge Limited (“Bunge”), entered into an unsecured Credit Agreement (the “Credit Agreement”) among BLFC, as borrower, CoBank, ACB, as administrative agent and lead arranger, and certain lenders party thereto from time to time (the “Lenders”). The Credit Agreement includes a U.S. $865,000,000 revolving credit facility (the “Revolving Loan Facility”) that matures on October 29, 2026 and a U.S. $250,000,000 delayed draw term loan facility that BLFC is required to draw prior to October 29, 2022 (the “Term Loan”) that will mature on October 29, 2028. The Credit Agreement amends and restates the existing $865,000,000 Credit Agreement, dated as of September 6, 2017, among BLFC, as borrower, CoBank, ACB, as administrative agent and lead arranger, and certain lenders party thereto from time to time, that was scheduled to mature on September 6, 2022. Concurrently with entering into the Credit Agreement, BLFC repaid in full its existing $250,000,000 term loan, dated February 25, 2021, which was scheduled to mature on February 24, 2022. BLFC may use proceeds from future borrowings under the Credit Agreement to fund intercompany advances to Bunge and/or certain Bunge subsidiaries, repay outstanding pari passu indebtedness of BLFC and pay expenses incurred in connection with the Credit Agreement and any pari passu indebtedness of BLFC.

Borrowings under the Credit Agreement will bear interest, at BLFC’s option, at LIBOR plus the Applicable Margin (defined below) or the weekly reset LIBOR then in effect plus the Applicable Margin. The margin applicable to either a LIBOR or the weekly reset LIBOR borrowing (the “Applicable Margin”) will (i) vary between 1.000% and 1.625% for the Revolving Loan Facility and (ii) vary between 1.100% and 1.725% for the Term Loan and be based on the higher of the senior long-term unsecured debt rating that Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“S&P”) provides of (a) Bunge, or (b) if Moody’s or S&P, as applicable, does not provide such a rating of Bunge, then the Bunge Master Trust or (c) if Moody’s or S&P, as applicable, does not provide such a rating of Bunge and the Bunge Master Trust, then BLFC (the “Rating Level”). Amounts under the Credit Agreement that remain undrawn are subject to a commitment fee payable quarterly based on the average undrawn portion of the Credit Agreement at rates ranging from 0.090% to 0.225%, varying based on the Rating Level. The Credit Agreement also includes benchmark replacement provisions.

The Credit Agreement contains certain customary representations and warranties and affirmative and negative covenants, including certain limitations on the ability of BLFC to, among other things, incur liens, incur indebtedness, sell or transfer assets or receivables or engage in mergers, consolidations, amalgamations or joint ventures, and customary events of default.

The obligations of BLFC under the Credit Agreement are guaranteed by Bunge pursuant to a separate Guaranty Agreement, dated October 29, 2021 (the “Guaranty”). The Guaranty contains certain customary representations and warranties and affirmative and negative covenants. The Guaranty requires Bunge to maintain a minimum total consolidated current assets to adjusted total consolidated current liabilities ratio, a maximum consolidated adjusted net debt to consolidated adjusted capitalization ratio and a maximum principal balance of secured indebtedness. The Guaranty also includes certain limitations on the ability of Bunge to engage in merger, consolidation or amalgamation transactions or sell or otherwise transfer all or substantially all of its property, business or assets.

From time to time, certain of the Lenders under the Credit Agreement and/or their affiliates provide financial services to Bunge, BLFC and other subsidiaries of Bunge.

The Credit Agreement and the Guaranty are included as Exhibits 10.1, and 10.2, respectively, hereto and are incorporated by reference herein. The foregoing descriptions of the Credit Agreement and the Guaranty do not purport to be complete and are qualified in their entirety by reference to the full text of those documents.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Credit Agreement, dated October 29, 2021, among Bunge Limited Finance Corp., as Borrower, CoBank ACB, as Administrative Agent and Lead Arranger, and certain lenders party thereto
10.2	Guaranty by Bunge Limited pursuant to the Credit Agreement, dated October 29, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 1, 2021

BUNGE LIMITED

By:	/s/ Lisa Ware-Alexander
Name: Lisa Ware-Alexander
Title: Corporate Secretary